REGISTRATION NO. 333-

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                            FORM S-3

                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

               NEW ENGLAND BUSINESS SERVICE, INC.
               ----------------------------------
    (Exact name of registrant as specified in its charter)

                              Delaware
                              --------
   (State or other jurisdiction of incorporation or organization)

                            04-2942374
                            -----------
               (I.R.S. Employer Identification No.)

                          500 Main Street
                    Groton, Massachusetts  01471
                          (978) 448-6111
                    ----------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         John F. Fairbanks
             Vice President, Chief Financial Officer
               New England Business Service, Inc.
                         500 Main Street
                  Groton, Massachusetts  01471
                         (978) 448-6111
             ---------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copy to:

                    Terrence W. Mahoney, Esq.
           Hill & Barlow, a Professional Corporation
                  One International Place
                 Boston, Massachusetts  02110
                        (617) 428-3000

Approximate date of commencement of proposed sale to the public:  June 29,
1998

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

     	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ] __________

     	If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ] __________

     	If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]

                  CALCULATION OF REGISTRATION FEE
=======================================================================
|            |             | Proposed    |Proposed       |             |
|  Title of  |             |  maximum    | maximum       |             |
|   shares   |             | aggregate   |aggregate      | Amount of   |
|   to be    |Amount to be | price per   | offering      |registration |
| registered |registered   |   unit *    | price *       |     fee     |
=======================================================================
|Common Stock|             |             |               |             |
|($1.00 par  |   382,352   | $30.59375   | $11,697,581.50|  $3450.79   |
|  value)    |             |             |               |             |
=======================================================================


*Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on June 18, 1998.

     	The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

     	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

                                 PROSPECTUS
                                 ----------

                      NEW ENGLAND BUSINESS SERVICE, INC.

                               382,352 Shares
                                     of
                                Common Stock
                        (Par Value $1.00 Per Share)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

     	The shares of Common Stock being offered hereby (the "Shares") are being sold for the account of ten stockholders (the "Selling Stockholders") of New England Business Service, Inc. (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on June 18, 1998 was $30.50 per share.

     	The Selling Stockholders have advised the Company (1) that they propose that the Shares to be offered hereby be offered for sale and sold or distributed, from time to time, by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions; (2) that such sales or distributions may be made by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange;
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in negotiated transactions; or (f) through other means; and (3) that no sales or distributions other than as described in
(2)(a) through 2(e) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. In certain cases, such brokers or dealers, any other participating brokers and dealers, and the Selling Stockholders may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has entered into an indemnification agreement with the Selling Stockholders.
See section entitled "The Selling Stockholders".

     	Normal commission expenses and brokerage fees are payable individually by each of the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $11,000.00 will be borne by the Company.

The date of this Prospectus is June   , 1998

                           AVAILABLE INFORMATION

     	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC, at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at certain of its Regional Offices, as follows:

New York Regional Office                    Chicago Regional Office
7 World Trade Center                        500 West Madison Street
Suite 1300                                  Suite 1400
New York, New York 10048                    Chicago, Illinois 60661

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549.

     	The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov.

     	The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.

             ----------------------------------------------

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     	The following documents have been filed by the Company with the Commission (File No. 1-11427) and are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998; (iii) the Company's Current Reports on Form 8-K, filed on January 7, 1998 and June 18, 1998; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on October 31, 1977, including any amendment or reports filed for the purpose of updating such description; and (v) the description of the Company's purchase rights attached to the Company's common stock contained in the Company's Current Report on Form 8-K, filed on October 25, 1994, including any amendment or reports filed for the purpose of updating such description.


     	All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

	The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to New England Business Service, Inc., 500 Main Street, Groton, Massachusetts 01471, Attn: Vice President, Chief Financial Officer (telephone (978) 448-6111).

                                  RISK FACTORS
                                  ------------

     	A discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered hereby may be found in the sections titled "Forward-Looking Information and Risk Factors to Future Performance" in Item 7 of the Company's Annual Report on Form 10-K for the year ended June 28, 1997, and in Item 2 (management's discussion and analysis of financial condition and results of operations) of the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, which sections are specifically incorporated herein by reference.

                                  THE COMPANY
                                  -----------

     	The Company is a corporation founded in 1952, incorporated in Massachusetts in 1955 and reincorporated by merger in Delaware in 1986, that designs and produces business forms and related printed products and distributes packaging, shipping, warehouse supplies, software and other products through mail order, direct sales and dealers to small businesses throughout the United States, Canada, the United Kingdom and France. The Company's principal executive offices are located at 500 Main Street, Groton, Massachusetts 01471 (telephone (978) 448-6111).

                            THE SELLING STOCKHOLDERS
                            ------------------------

     	The shares being offered hereby were acquired by the Selling Stockholders listed below pursuant to a Stock Purchase Agreement dated May 1, 1998 by which the Company acquired, on June 3, 1998, all of the capital stock of McBee Systems, Inc. ("McBee"), a Colorado corporation having its principal place of business at 299 Cherry Hill Road, Parsippany, New Jersey 07054 (the "Acquisition"). The Selling Stockholders are, and have been for more than ten years, the principal stockholders of ROMO Corp. ("ROMO"), a Colorado corporation which, prior to the Acquisition, was the sole stockholder of McBee. None of the Selling Stockholders holds, or has held within the past three years, any position, office or other material relationship with the Company or any of its predecessors or affiliates. As of the date hereof, the Selling Stockholders are the beneficial owners of the number and percentage of shares of the Company's Common Stock, par value $1.00, listed below, all of which are being offered hereby.

                                         Number of Shares
Selling                                  Beneficially Owned       Percentage
Stockholder                              as of the Date Hereof      Owned
-----------                              ---------------------     --------
Mary Hugh Scott                                  41,245                *
The Russell Scott, Jr. 1976 Irrevocable Trust   137,643                1%
Agnes L. Scott Wright 1959 Trust                 25,433                *
Agnes L. Scott Wright 1964 Trust                 25,433                *
Russell Scott III 1959 Trust                     25,433                *
Russell Scott III 1964 Trust                     25,433                *
Mary Cullen Scott Simmons 1959 Trust             25,433                *
Mary Cullen Scott Simmons 1964 Trust             25,433                *
Joseph Arnold Scott 1959 Trust                   25,433                *
Joseph Arnold Scott 1964 Trust                   25,433                *
* Less than 1%.

     	The Company has entered into an agreement with the Selling Stockholders providing for indemnification of the Selling Stockholders by the Company under certain circumstances.

                                  LEGAL MATTERS
                                  -------------

     	The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110.

                                    EXPERTS
                                    -------

     	The financial statements and the related financial statement schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K, filed on January 7, 1998 and the Company's Current Report on Form 8-K, filed on
June 18, 1998, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS
                      --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

     	The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

               SEC Registration Fee              $3,450.79
               Cost of Printing                       0.00
               Legal Fees and 	Expenses            2,500.00*
               Accounting Fees and 	Expenses       5,000.00*
               Miscellaneous                         49.21*

                             Total              $11,000.00*

All of these expenses will be borne by the Company.

*	Estimated

Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

     	Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers and directors to the extent permitted by law.

     	The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

     	In addition, the Company has agreed to indemnify the Selling Stockholders under certain circumstances relating to the Acquisition and to this Registration Statement. The Selling

Stockholders have agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

Item 16.  Exhibits.
-------------------

	See Exhibit Index.

Item 17.  Undertakings.
-----------------------

     	A.     	The undersigned registrant hereby undertakes:

          		(1)     	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          		(2)     	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          		(3)     	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

     	B.     	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     	C.     	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES
                                ----------

     	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Groton, The Commonwealth of Massachusetts, on June 24, 1998.


                                    NEW ENGLAND BUSINESS SERVICE, INC.
                                    ----------------------------------
                                    (Registrant)


                                    By:/s/ John F. Fairbanks
                                       -------------------------------
                                     	John F. Fairbanks,
                                     	Vice President, Chief Financial
                                     Officer

                              POWER OF ATTORNEY

     	Each person whose signature appears below constitutes and appoints Robert J. Murray, John F. Fairbanks, Terrence W. Mahoney and each of them singly his or her lawful attorneys with full power to them and each of them singly to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

     	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                        Date
---------                         -----                        ----

/s/ Robert J. Murray
---------------------      Chairman, President
Robert J. Murray           Chief Executive Officer
                           (principal executive
                           officer),Director                   June 24, 1998

/s/ John F. Fairbanks
---------------------      Vice President, Chief
John F. Fairbanks          Financial Officer (principal
                           accounting officer)                 June 24, 1998

/s/ Richard H. Rhoads
----------------------     Director                            June 24, 1998
Richard H. Rhoads

/s/ Peter A. Brooke
----------------------     Director                            June 24, 1998
Peter A. Brooke


----------------------     Director
Robert L. Gable

/s/ Benjamin H. Lacy
----------------------     Director                            June 24, 1998
Benjamin H. Lacy

/s/ Herbert W. Moller
----------------------     Director                            June 24, 1998
Herbert W. Moller

/s/ Jay R. Rhoads, Jr.
----------------------     Director                            June 24, 1998
Jay R. Rhoads, Jr.

Brian E. Stern
----------------------     Director                            June 22, 1998
Brian E. Stern

/s/ M. Anne Szostak
----------------------     Director                            June 24, 1998
M. Anne Szostak

                               EXHIBIT INDEX
                               -------------

     	Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference. Inapplicable items have been omitted.

Exhibit                         Title
-------                         -----

4.1 Certificate of Incorporation of the Company (incorporated by reference to the Company's Current Report on Form 8-K dated October 31, 1986)

4.2 Certificate of Merger of New England Business Service, Inc. (a Massachusetts corporation) and the Company, dated October 24, 1986, amending the Certificate of Incorporation of the Company by adding Articles 14 and 15 thereto (incorporated by reference to the Company's Current Report on Form 8-K dated October 31, 1986).

4.3 Certificate of Designations, Preferences and Rights of Series A Participating Preferred Stock of the Company, dated October 27, 1989 (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed September 15, 1995).

4.4 By-Laws of the Company, as amended (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995, filed February 8, 1996).

4.5 Specimen stock certificate for shares of Common Stock, par value $1.00 per share, of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed September 15, 1995).

4.6 Amended and Restated Rights Agreement, dated as of October 27, 1989 as amended as of October 20, 1994, between the Company and The First National Bank of Boston, National Association, as rights agent, including as Exhibit B the forms of Rights Certificate Election to Exercise (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated October 25, 1994).

5.1*       Opinion of Hill & Barlow, a Professional Corporation.

23.1*      Consent of Hill & Barlow, a Professional Corporation (included in
           Exhibit 5.1).

23.2*      Consent of Deloitte & Touche LLP.

23.3*      Consent of Arthur Andersen LLP

23.4*      Consent of Arthur Andersen LLP

24.1*      Power of Attorney (included above at page II-5).